UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 21, 2009 (February 15, 2009)

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28481	86-0891931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

No. 93 West Xinsong Road
Kaifeng City, Henan Province
People’s Republic of China 475002
(Address of principal executive offices)

(+86) 378-292-5211
 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

ITEM 2.01     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 17, 2009, Taizhou Taide Valve Co., Ltd., a Chinese corporation (the “ Subsidiary”), a wholly-owned subsidiary of China Valves Technology, Inc., acquired 100% tangible assets of Taizhou Wote Valve Co., Ltd. (“Taizhou Wote”), for a total cash consideration of U.S. $3 million pursuant to an Asset Purchase Agreement, dated February 15, 2009, between the Subsidiary and Taizhou Wote (the “Asset Purchase Agreement ”).

Taizhou Wote is a corporation established under the laws of the People’s Republic of China and is principally engaged in the business of manufacturing, marketing and selling of butterfly valves and valve products for  use in water supply and sewage systems. Located in Taizhou, Jiangsu Province, China, Taizhou Wote has an established annual production capacity of 3,200 metric tons of valves. It is currently operating at approximately 70% of its capacity.

The Subsidiary will spend approximately $1 million to upgrade Taizhou Wote’s production technology and equipment, which we expect will increase Taizhou Wote’s existing production capacity by 50% and enable it to produce higher-end valve products.

Other than in connection with the Asset Purchase Agreement, no material relationship exists between us or any of our affiliates, or our officers, directors or their associates and Taizhou Wote or its equity owners or any of its other affiliates.

The description of the Asset Purchase Agreements in this current report is a summary only and is qualified in its entirety by the terms of the Asset Purchase Agreement, which is attached hereto as exhibit 10.1 and is hereby incorporated by reference.

ITEM 9.01     FINANCIAL STATEMENT AND EXHIBITS

 (d)  Exhibits :

The following exhibit is filed with this current report on Form 8-K.

Exhibit Number	Description of Exhibit

10.1	Asset Purchase Agreement, dated as of February 15, 2009, by and between Taizhou Taide Valve Co., Ltd. and Taizhou Wote Valve Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: April 21, 2009

/s/ Siping Fang
Siping Fang
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Asset Purchase Agreement, dated as of February 15, 2009, by and between Taizhou Taide Valve Co., Ltd. and Taizhou Wote Valve Co., Ltd.